Exhibit 10.1

SUBSCRIPTION AGREEMENT

Apollomics Inc.

989 E. Hillsdale Blvd., Suite 220

Foster City, CA 94404

Ladies and Gentlemen,

This Subscription Agreement (this “Subscription Agreement”) is being entered into as of September 2, 2025, by and between Apollomics Inc., a Cayman Islands exempted company (“Apollomics”), and the undersigned subscriber (“Subscriber”).

WHEREAS, Apollomics is in need of immediate and urgent financing to support its ongoing operations and meet its current financial obligations, and Subscriber has agreed to provide such financing to Apollomics through the purchase of ordinary shares, subject to the terms and conditions set forth herein;

WHEREAS, Subscriber desires to subscribe for and purchase from Apollomics, that number of Class A ordinary shares, par value $0.01 per share (“Ordinary Shares”), set forth on the signature page hereto (the “Subscribed Shares”) for a purchase price per share (the “Per Share Price”) equal to the lower of (i) the closing price of the Ordinary Shares on the Stock Exchange on the trading day immediately preceding the date of this Subscription Agreement, or (ii) the average closing price of the Ordinary Shares on the Stock Exchange for the five (5) consecutive trading days ending on the trading day immediately preceding the date of this Subscription Agreement (the aggregate of such Per Share Price for all Subscribed Shares being referred to herein as the “Purchase Price”); provided, however, that the Per Share Price shall not be less than $3.9317 and no more than $3.9317; and at the closing of the sale of the Ordinary Shares contemplated hereby (the “Closing”), Apollomics desires to issue and sell to Subscriber the Subscribed Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to Apollomics, all on the terms and subject to the conditions set forth herein; and

WHEREAS, on or prior to the Closing, Apollomics is entering into subscription agreements (the “Other Subscription Agreements” and together with this Subscription Agreement, the “Subscription Agreements”) with certain other investors (the “Other Subscribers” and together with Subscriber, the “Subscribers”), pursuant to which such Other Subscribers have agreed to subscribe for and purchase from Apollomics, and Apollomics desires to issue and sell to the Other Subscribers at the Closing, Ordinary Shares at the Per Share Price (the shares of the Other Subscribers, the “Other Subscribed Shares”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Section 1. Subscription. Subject to the terms and conditions hereof, Subscriber hereby irrevocably subscribes for and agrees to purchase, and Apollomics hereby agrees to issue and sell to Subscriber upon the payment of the Purchase Price, in each case, at the Closing, the Subscribed Shares (such subscription and issuance, the “Subscription”).

Section 2. Closing; Delivery of Shares; Conditions.

(a) The Closing shall occur on September 3, 2025, or at such other time as may be agreed to by Apollomics and the Subscribers representing a majority of the Purchase Price in writing (the “Subscription Closing Date”). For the purposes of this Subscription Agreement, “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or governmental authorities in the Cayman Islands are authorized or required by Law (as defined below) to close. For the purposes of this Subscription Agreement, “Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, writ, injunction, order or consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority (as defined below).

(b) On the date of the signing of this Subscription Agreement, Subscriber shall execute and deliver the questionnaire on Annex A following the signature page hereto.

(c) In the event an Advance Funding of the full Purchase Price pursuant to Section 5 has not occurred, on the Subscription Closing Date, prior to 10:00 a.m. (Eastern Time), Subscriber shall deliver the Purchase Price for the Subscribed Shares by wire transfer of United States dollars in immediately available funds to the account specified by Apollomics on or prior to the Subscription Closing Date.

(d) Upon satisfaction (or, if applicable, waiver) of the conditions set forth in Sections 2(e), 2(f) and 2(g), Apollomics shall deliver to Subscriber (i) at the Closing, the Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or applicable securities Laws), in the name of Subscriber (or its nominee identified to Apollomics in writing no less than one Business Day prior to the Closing), and (ii) as promptly as practicable after the Closing, evidence from Apollomics’ transfer agent of the issuance to Subscriber of the Subscribed Shares (in book entry form and containing customary restrictive legends) on and as of the Subscription Closing Date.

(e) The closing of the transactions contemplated herein shall be subject to the satisfaction, or valid waiver by each of the parties hereto, of the conditions that, on the Subscription Closing Date:

(i)

no suspension of the qualification of the Subscribed Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred; and

(ii)

no Governmental Authority shall have issued, enforced or entered any judgment or order, which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby. For purposes of this Subscription Agreement, “Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

(f) The obligation of Apollomics to consummate the transactions contemplated herein shall be subject to the satisfaction or valid waiver by Apollomics of the additional conditions that, on the Subscription Closing Date:

(i)

all representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect (as defined herein), which representations and warranties shall be true and correct in all respects) at and as of the Closing (except for representations and warranties that speak as of a specific date, which shall be true and correct in all material respects as of such date (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of such date), and consummation of the transactions contemplated herein shall constitute a reaffirmation by Subscriber of each of the representations, warranties and agreements of Subscriber contained in this Subscription Agreement as of the Closing;

(ii)

Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing; and

(iii)

Apollomics shall have received (A) evidence that Subscriber and all Other Subscribers have (1) wired funds in an amount equal to their respective Purchase Price or (2) have instructed their financial institution to initiate a wire of funds in an amount equal to their respective Purchase Price and (B) received funds in an amount equal to $3.2 million (the sum of the full the Purchase Price to be paid by King Regent Management Limited and Linkmore Limited).

(g) The obligation of Subscriber to consummate the transactions contemplated herein shall be subject to the satisfaction or valid waiver by Subscriber of the additional conditions that, on the Subscription Closing Date:

(i)

all representations and warranties of Apollomics contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Apollomics Material Adverse Effect (as defined herein), which representations and warranties shall be true and correct in all respects) at and as of the Closing (except for representations and warranties that speak as of a specific date, which shall be true and correct in all material respects as of such date (other than representations and warranties that are qualified as to materiality or Apollomics Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of such date), and consummation of the transactions contemplated herein shall constitute a reaffirmation by Apollomics of each of the representations, warranties and agreements of Apollomics contained in this Subscription Agreement as of the Closing;

(ii)

Apollomics shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing;

(iii)

Apollomics shall have submitted to The Nasdaq Stock Market, LLC (the “Stock Exchange”) a Notification Form: Listing of Additional Shares for the listing of the Subscribed Shares and the Other Subscribed Shares and the Stock Exchange shall not have raised any objections or stop trading orders prior to and as of the Closing;

(iv)

The composition of the Board of Directors shall have been reconstituted in accordance with Section 6, which shall be evidenced by the Subscriber’s receipt of the following, in form and substance satisfactory to the Subscriber: (A) unconditional and irrevocable letters of resignation, effective as of the Closing, from Kenneth Carter, Sanjeev Redkar, Wendy Hayes and Glenn Vraniak (each, a “Resigning Director”); (B) a written acknowledgment and waiver signed by each Resigning Director, in the form attached hereto as Annex C, in which each such Resigning Director expressly (1) acknowledges that they are not party to any agreement or arrangement entitling them to any severance pay, termination fee, “golden parachute” payment, bonus, consulting fee, share acceleration, the forgiveness of any debt or obligation, the payment of any health, disability, COBRA or similar insurance premiums, any grant or promise of future engagement, or any other form of compensation or consideration, whether monetary or non-monetary, direct or indirect, in connection with the termination of their service to the Company and its subsidiaries in any capacity (including as a director or officer), whether voluntary or involuntary (collectively, “Prohibited Termination Payments”), (2) confirms they will not seek any Prohibited Termination Payments from Apollomics or its subsidiaries, and (3) irrevocably waives and releases any and all claims, whether known or unknown, against Apollomics, its subsidiaries, and the Subscriber relating to any Prohibited Termination Payments; and (C) a certified copy of the resolutions of the Board of Directors (1) confirming the acceptance of such resignations and, subject to receipt of the information specified by Section 6 for each designated individual, the unconditional appointment of Mr. Hung-Wen (Howard) Chen, Yi-Kuei Chen, Po-Jen Hsueh and Hsien-Chu Tsai to the Board (the “Subscriber Board Designees”), including the appointment of Mr. Hung-Wen (Howard) Chen as Chairman of the Board, and (2) expressly acknowledging the restrictions on the use of any Advance Funding as set forth in Section 5(c) and directing the officers of the Company to comply therewith.

(v)

Subscriber shall have received from Apollomics’ registered office agent a certified register of directors of Apollomics which confirms the appointment of all of the Subscriber Board Designees who have provided the information required by Annex B in advance of the Subscription Closing Date.

(vi)

Subscriber shall have received from the Apollomics’ legal counsel a legal opinion, in form and substance reasonably satisfactory to the Subscriber and its counsel, confirming (A) Apollomics is duly organized and validly existing, (B) the execution and delivery of this Agreement have been duly authorized, and (C) the Shares, when issued, will be validly issued, fully paid, and non-assessable.

(vii)

Apollomics shall have duly executed and delivered to the Subscriber a security agreement and all necessary UCC-1 financing statements, as well as any other instruments reasonably required by the Subscriber to perfect, under the Uniform Commercial Code (the “UCC”) or other applicable law, the first-priority security interest in the APL-101 Assets securing the Advance Funding as set forth in Section 5.

(viii)

Apollomics shall have duly executed and delivered to the Subscriber a security agreement, all necessary UCC-1 financing statements, and any other instruments, all in form and substance satisfactory to the Subscriber, that are reasonably required to perfect, under the UCC or other applicable law, the first-priority security interest in the APL-101 Assets securing the Redemption Obligation as set forth in Section 11.

(ix)

Since the date of this Subscription Agreement, except for such events, changes, developments, occurrences, conditions or effects relating to or arising from the disclosures in the Company’s Form 6-K filed on August 28, 2025, there shall not have occurred any Apollomics Material Adverse Effect.

(x)	No Redemption Event (as defined in Section 11(a)) shall have occurred.

(h) Prior to or at the Closing, Subscriber shall execute and deliver or cause to be executed and delivered all such other documents, instruments and information as is reasonably requested by Apollomics in order for Apollomics to issue the Subscribed Shares to Subscriber, including providing the information requested by Annex B and a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8.

Section 3. Apollomics Representations and Warranties. Apollomics represents and warrants to Subscriber that, except as fairly and specifically disclosed in the reports, schedules, forms, statements and other documents filed or furnished by Apollomics under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, during the one-year period preceding the date hereof (collectively, the “SEC Filings”); provided, however, that the forward-looking or general cautionary statements in such SEC Filings (including any such disclosures in the “Risk Factors” section) shall not be deemed to qualify or otherwise limit the representations and warranties contained in this Section 3:

(a) Apollomics (i) is duly organized, validly existing and in good standing under the laws of the Cayman Islands, (ii) has the requisite corporate power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into, deliver and perform its obligations under this Subscription Agreement, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have an Apollomics Material Adverse Effect in each case except for such events, changes, developments, occurrences, conditions or effects relating to or arising from the disclosures in the Company’s Form 6-K filed on August 28, 2025. For purposes of this Subscription Agreement, an “Apollomics Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to Apollomics and its subsidiaries, taken together as a whole (on a consolidated basis), that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on (i) the business, assets, liabilities, financial condition, or results of operations of Apollomics and its subsidiaries, taken as a whole, or (ii) Apollomics’ ability to consummate the transactions contemplated hereby (other than a redemption in accordance with Section 11), including the issuance and sale of the Subscribed Shares.

(b) As of the Subscription Closing Date, the Subscribed Shares will be duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, will be validly issued, fully paid and non-assessable.

(c) This Subscription Agreement has been duly authorized, executed and delivered by Apollomics, and, assuming the due authorization, execution and delivery of the same by Subscriber, this Subscription Agreement shall constitute the valid and legally binding obligation of Apollomics, enforceable against Apollomics in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights of creditors generally and by the availability of equitable remedies; provided, however, that, for the avoidance of doubt, Apollomics makes no representations with respect to Section 11.

(d) The authorized share capital of Apollomics consists of 100,000,000 Class A ordinary shares, par value $0.01 per share, 20,000,000 Class B ordinary shares, par value $0.01 per share, and 10,000,000 preference shares, par value $0.01 per share. Apollomics’ issued and outstanding share capital is as set forth in the most recent SEC Filing containing such disclosure as of the date indicated in such SEC Filing (except for subsequent issuances, if any, pursuant to this Subscription Agreement and the Other Subscription Agreements or pursuant to reservations, agreements or employee benefit plans, in each case, referred to in the SEC Filings, pursuant to the exercise of convertible securities or options or the vesting of awards referred to in the SEC Filings).

(e) Assuming the accuracy of the representations and warranties of Subscriber, the execution and delivery of this Subscription Agreement, the issuance and sale of the Subscribed Shares and the compliance by Apollomics with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Apollomics pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Apollomics is a party or by which Apollomics is bound or to which any of the property or assets of Apollomics is subject; (ii) Apollomics’ sixth amended and restated memorandum and articles of association; or (iii) any statute or any judgment, order, rule or regulation of any court or Governmental Authority or body, domestic or foreign, having jurisdiction over Apollomics or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have an Apollomics Material Adverse Effect provided, however, that, for the avoidance of doubt, Apollomics makes no representations with respect to Section 11.

(f) Assuming the accuracy of the representations and warranties of Subscriber, Apollomics is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or U.S. federal, state, local or other Governmental Authority, self-regulatory organization or other person in connection with the execution, delivery and performance by Apollomics of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares), other than (i) filings required by applicable local or U.S. state securities laws, (ii) filings required by the Stock Exchange in connection with the listing of the Subscribed Shares, and (iii) filings, the failure of which to obtain would not be reasonably likely to have, individually or in the aggregate, an Apollomics Material Adverse Effect provided, however, that, for the avoidance of doubt, Apollomics makes no representations with respect to Section 11.

(g) Apollomics has timely filed all SEC Filings. At the time of filing thereof, the SEC Filings conformed in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) thereunder and none of the SEC Filings, as of their respective dates, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(h) Other than as disclosed in the SEC Filings, Apollomics is in compliance with applicable Stock Exchange continued listing requirements. The issued and outstanding Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Stock Exchange under the symbol “APLM.” Other than as disclosed in the SEC Filings, there is no suit, action, proceeding or investigation pending or, to the knowledge of Apollomics, threatened against Apollomics by the Stock Exchange or the SEC with respect to any intention by such entity to deregister the Ordinary Shares or prohibit or terminate the listing of the Ordinary Shares on the Stock Exchange. Apollomics has taken no action that is designed to, or is reasonably likely to, terminate the registration of the Ordinary Shares under the Exchange Act.

(i) Other than as disclosed in the SEC Filings and except for such matters as have not had and would not be reasonably likely to have an Apollomics Material Adverse Effect, there is no (i) suit, action, proceeding or arbitration before a Governmental Authority or arbitrator pending, or, to the knowledge of Apollomics, threatened in writing against Apollomics or (ii) judgment, decree, injunction, ruling or order of any Governmental Authority or arbitrator outstanding against Apollomics.

(j) Except as disclosed in the SEC Filings or as would not reasonably be expected, individually or in the aggregate, to have an Apollomics Material Adverse Effect, (i) to the knowledge of Apollomics, Apollomics and its subsidiaries own, or have a license to, all patents, patent applications, patent rights, trademarks, service marks, trade names, trademark registrations, service mark registrations, domain names and other source indicators, copyrights and copyrightable works, know-how, trade secrets, systems, procedures, proprietary or confidential information and all other worldwide intellectual property, industrial property and proprietary rights (collectively, “Apollomics Intellectual Property”) currently used in the conduct of their respective businesses, free and clear of all liens, security interests or encumbrances and such Apollomics Intellectual Property is subsisting and unexpired, and to the knowledge of Apollomics, valid, enforceable, and free of material defects; (ii) to the knowledge of Apollomics, Apollomics’ and its subsidiaries’ conduct of their respective businesses does not infringe, misappropriate or otherwise violate any intellectual property or contractual rights of any person; (iii) Apollomics and its subsidiaries have not received any written notice of any claim relating to Apollomics Intellectual Property; (iv) to the knowledge of Apollomics, the Apollomics Intellectual Property and its subsidiaries is not being infringed, misappropriated or otherwise violated by any person; (v) there are no actions pending, or to the knowledge of Apollomics, threatened against Apollomics or its subsidiaries relating to Apollomics Intellectual Property; (vi) to the knowledge of Apollomics, Apollomics and its subsidiaries have complied in all material respects with the terms of each agreement pursuant to which Apollomics Intellectual Property has been licensed to Apollomics or its subsidiaries, as applicable, and, to Apollomics’ knowledge, all such agreements are in full force and effect; and (vii) to the knowledge of Apollomics, Apollomics and its subsidiaries have taken all reasonable steps to protect, maintain and safeguard Apollomics Intellectual Property and to require all employees and contractors (A) with access to trade secrets and confidential information to execute non-disclosure and confidentiality agreements with Apollomics or its subsidiaries, as applicable, and (B) who have been involved in the creation, invention or development of material Apollomics Intellectual Property for or on behalf of Apollomics to assign in writing to Apollomics or its subsidiaries, as applicable, all of their rights therein.

(k) To the knowledge of Apollomics, the preclinical tests and clinical trials conducted by or on behalf of Apollomics, or in which Apollomics’ product candidates have participated, including those that are described in, or the results of which are referred to in, the SEC Filings, were and, if still pending, are being and have been conducted in all material respects in accordance with all applicable laws, rules, and regulations of the U.S. Food and Drug Administration and comparable regulatory agencies outside of the United States to which they are subject (collectively, the “Regulatory Agencies”); each description of such tests and trials, and the results thereof, contained in the SEC Filings is accurate and complete in all material respects and fairly presents the data about and derived from such tests and trials, and Apollomics has no knowledge of any other studies or tests the results of which are inconsistent with, or otherwise call into question, the results described or referred to in the SEC Filings; and Apollomics has not received any notices or other correspondence from any Regulatory Agency requiring the termination, suspension or material adverse modification of any preclinical tests or clinical trials that are, or whose results of which are, described or referred to in the SEC Filings.

(l) To the knowledge of Apollomics, Apollomics and its directors, officers, employees and agents are in compliance in all material respects with all applicable Health Care Laws (as defined below), and have not engaged in activities which are, as applicable, cause for false claims liability, civil penalties, or mandatory or permissive exclusion from Medicare, Medicaid, or any other state, provincial, or federal health care program. “Health Care Laws” means the laws and regulations of the Regulatory Agencies and any other similar local, state, provincial, or federal law. Apollomics has not received any FDA Form 483, notice of adverse finding, warning letter, untitled letter or other correspondence or notice from the U.S. Food and Drug Administration or any other Regulatory Agency alleging or asserting noncompliance with any Health Care Laws applicable to Apollomics or its subsidiaries. Additionally, to the knowledge of Apollomics, Apollomics is not a party to nor has any ongoing reporting obligations pursuant to any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, plans of correction or similar agreements with or imposed by any Regulatory Agency. To the knowledge of Apollomics, none of Apollomics nor any of its respective employees, officers or directors, or agents has been excluded, suspended or debarred from participation in any U.S. federal health care program or human clinical research or, to the knowledge of Apollomics, is subject to a governmental inquiry, investigation, proceeding, or other similar action that could reasonably be expected to result in debarment, suspension, or exclusion.

(m) Neither Apollomics nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with any offer or sale of the Subscribed Shares. Assuming the accuracy of the undersigned’s representations and warranties set forth in Section 4 and the undersigned’s compliance with its obligations set forth in this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Subscribed Shares to the undersigned hereunder.

(n) Apollomics is not, and immediately after receipt of payment for the Subscribed Shares will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(o) Dr. Guo-Liang Yu has been duly vacated as a director of Apollomics and is no longer serving as a director of Apollomics.

Section 4. Subscriber Representations and Warranties. Subscriber represents and warrants to Apollomics that:

(a) If Subscriber is a legal entity, Subscriber (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and (ii) has the requisite power and authority to enter into, deliver and perform its obligations under this Subscription Agreement. If Subscriber is an individual, Subscriber has the legal competence and capacity to enter into, deliver and perform its obligations under this Subscription Agreement.

(b) If Subscriber is a legal entity, this Subscription Agreement has been duly authorized, executed and delivered by Subscriber. If Subscriber is an individual, Subscriber’s signature is genuine and the signatory has the legal competence and capacity to execute this Subscription Agreement. Assuming the due authorization, execution and delivery of the same by Apollomics, this Subscription Agreement shall constitute the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

(c) The execution, delivery and performance by Subscriber of this Subscription Agreement, the purchase of the Subscribed Shares and the compliance by Subscriber with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; (ii) if Subscriber is a legal entity, the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or Governmental Authority or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Subscriber Material Adverse Effect. For purposes of this Subscription Agreement, a “Subscriber Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to Subscriber that would reasonably be expected to have a material adverse effect on Subscriber’s ability to consummate the transactions contemplated hereby, including the purchase of the Subscribed Shares.

(d) Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), (ii) is acquiring the Subscribed Shares only for its own account and not for the account of others, or, if Subscriber is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer or an accredited investor and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and has provided Apollomics with the requested information on Annex A following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Shares, unless such newly formed entity is an entity in which all of the equity owners are accredited investors and is an “institutional account” as defined by FINRA Rule 4512(c).

(e) Subscriber understands that the Subscribed Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Shares have not been registered under the Securities Act and that Apollomics is not required to register the Subscribed Shares except as set forth in Section 8. Subject to Section 7, Subscriber understands that the Subscribed Shares may not be offered, resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to Apollomics or a subsidiary thereof, or (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, and, in each of cases (i) and (ii), in accordance with any applicable securities Laws of the applicable states and other jurisdictions of the United States, and as a result of these transfer restrictions, Subscriber may not be able to readily resell the Subscribed Shares following expiration of the Restricted Period and may be required to bear the financial risk of an investment in the Subscribed Shares for an indefinite period of time. Subscriber acknowledges and agrees that the Subscribed Shares will not be initially eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”) and will be subject to the transfer restrictions of Section 7. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Shares.

(f) Subscriber understands that each book entry for the Subscribed Shares shall contain a notation in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

(1) AGREES FOR THE BENEFIT OF APOLLOMICS INC. (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) SUCH PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:

(A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, OR

(B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT AND IS EFFECTIVE AT THE TIME OF SUCH TRANSFER, OR

(C) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (1)(C) ABOVE, THE COMPANY AND THE TRANSFER AGENT RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

(g) Subscriber understands and agrees that Subscriber is purchasing the Subscribed Shares directly from Apollomics. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to Subscriber by Apollomics, any of its affiliates or any control persons, officers, directors, employees, partners, agents or representatives, any other party to the transactions contemplated herein or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of Apollomics set forth in Section 3. Subscriber acknowledges that certain information provided by Apollomics was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. Subscriber further acknowledges that the information provided to Subscriber was preliminary and subject to change.

(h) In making its decision to purchase the Subscribed Shares, Subscriber has relied solely upon independent investigation made by Subscriber and the representations and warranties made by Apollomics in Section 3. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares, including with respect to Apollomics and the transactions contemplated herein.

(i) Subscriber represents and agrees that Subscriber and Subscriber’s professional advisors, if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such undersigned’s professional advisors, if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares. Without limiting the generality of the foregoing, the Subscriber acknowledges that it has reviewed the SEC Filings.

(j) [Reserved]

(k) Subscriber became aware of this offering of the Subscribed Shares solely by means of direct contact between Subscriber and Apollomics or one of its representatives or affiliates, and the Subscribed Shares were offered to Subscriber solely by direct contact between Subscriber and Apollomics (or its representative or affiliate). Subscriber did not become aware of this offering of the Subscribed Shares, nor were the Subscribed Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Subscribed Shares (i) were not offered by any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(l) Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares, including those set forth in Apollomics’ filings with the SEC. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed

Shares, and Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision. Neither Apollomics nor any of its affiliates have offered Subscriber any tax advice relating to Subscriber’s investment in the Subscribed Shares, or made any representations, warranties or guarantees regarding the tax consequences of Subscriber’s investment in the Subscribed Shares.

(m) Alone, or together with any professional advisors, Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscribed Shares and determined that the Subscribed Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in Apollomics. Subscriber acknowledges specifically that a possibility of total loss exists.

(n) Subscriber understands and agrees that no federal or state agency or any other government or Governmental Authority (whether foreign or domestic) has passed upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of this investment.

(o) Subscriber is not, and is not owned or controlled by or acting on behalf of (in connection with the transactions contemplated hereby), a Sanctioned Person. Subscriber is not a non-U.S. shell bank or providing banking services to a non-U.S. shell bank. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001 and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required by applicable law, it maintains, either directly or through the use of a third-party administrator, policies and procedures reasonably designed for the screening of any investors against Sanctions-related lists of blocked or restricted persons. Subscriber further represents and warrants that the funds held by Subscriber and used to purchase the Subscribed Shares are derived from lawful activities. For purposes of this Subscription Agreement, “Sanctioned Person” means at any time any person or entity: (i) listed on any Sanctions-related list of designated or blocked or restricted persons, (ii) that is a national of, the government of, or any agency or instrumentality of the government of, or resident in, or organized under the laws of, a country or territory that is the target of comprehensive Sanctions from time to time (as of the date of this Subscription Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region) or (iii) owned or controlled by or acting on behalf of any of the foregoing. “Sanctions” means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (A) the United States (including without limitation the U.S. Department of the Treasury, Office of Foreign Assets Control, the U.S. Department of State, and the U.S. Department of Commerce), (B) the European Union and enforced by its member states, (C) the United Nations and (D) Her Majesty’s Treasury.

(p) Subscriber, together with its affiliates that will hold the Subscribed Shares, are not currently (and at all times through the Closing will refrain from being or becoming) members of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) acting for the purpose of acquiring, holding, voting or disposing of equity securities of Apollomics (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

(q) No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in Apollomics as a result of the purchase and sale of Subscribed Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over Apollomics from and after the Closing as a result of the purchase and sale of Subscribed Shares hereunder.

(r) If Subscriber is an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that (i) neither Apollomics, nor any of its respective affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Subscribed Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Shares and (ii) the acquisition and holding of the Subscribed Shares will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

(s) Subscriber has or has commitments to have, and, when required to deliver payment to Apollomics pursuant to Section 2, above, or, if applicable, Section 5, below, will have, sufficient funds to pay the Purchase Price and to consummate the purchase of the Subscribed Shares or Advance Funding, as applicable, when required pursuant to this Subscription Agreement.

(t) At all times at or prior to the Closing, Subscriber has no binding commitment to dispose of, or otherwise transfer (directly or indirectly), any of the Subscribed Shares.

(u) Subscriber acknowledges its obligations under applicable securities laws with respect to the treatment of non-public information relating to Apollomics.

Section 5. Acknowledgment of Advance Funding and Non-Waiver.

(a) The parties acknowledge and agree that, at the request of Apollomics, in order to meet its immediate and urgent financial obligations, the Subscriber may, in its sole discretion, deliver the Purchase Price to Apollomics prior to the full satisfaction or waiver of all conditions precedent set forth in Section 2(g) (the “Advance Funding”). Apollomics explicitly agrees that such Advance Funding by the Subscriber shall not, under any circumstances, be deemed or construed as a waiver by the Subscriber of any of its rights under this Agreement, including, without limitation, a waiver of any of the conditions set forth in Section 2(g). Apollomics obligation to satisfy all conditions in Section 2(g) prior to or at the Closing remains absolute, and the Subscriber retains the full right to terminate this Agreement and demand the immediate and unconditional return of the Purchase Price if any such condition is not fully satisfied by the Subscription Closing Date.

(b) In the event that the Subscriber provides the Advance Funding, Apollomics shall be obligated to satisfy all of the conditions to the Closing set forth in Section 2(e) and Section 2(g) hereof within two (2) Business Days following the receipt of such Advance Funding. Failure by Apollomics to satisfy all such conditions within this timeframe shall constitute a material breach of this Agreement by Apollomics.

(c) Until such time as all of the conditions to Closing set forth in Section 2(e) and Section 2(g) have been fully satisfied or waived in writing by the Subscriber, the full amount of the Advance Funding shall be held by Apollomics in a segregated account and shall not be used, spent, or otherwise encumbered by Apollomics for any purpose whatsoever. Any use, spending, or encumbrance of the Advance Funding by Apollomics or its affiliates in violation of this Section 5(c) shall constitute a material breach of this Agreement.

(d) The parties further agree that from the date of the Advance Funding until such time as the Closing has occurred or the Purchase Price has been returned in full to the Subscriber, the full amount of the Purchase Price so advanced shall constitute a senior secured obligation of Apollomics, secured by a first-priority security interest in the “APL-101 Assets,” as such term is defined in Section 11(c) of this Agreement.

(e) Apollomics covenants and agrees to take all necessary actions, including the prompt execution and delivery of any and all security agreements, financing statements, or other instruments reasonably requested by the Subscriber, to perfect and maintain the first-priority security interest in the APL-101 Assets granted in favor of the Subscriber pursuant to this Section 5.

Section 6. Board Rights.

(a) As of the Subscription Closing Date, Subscriber, together with the Other Subscribers, shall have the absolute and unconditional right (but not the obligation) to appoint four (4) Subscriber Board Designees to the Board, with Mr. Hung-Wen (Howard) Chen to be appointed as Chairman of the Board and the others as directors.

(b) The appointment of such Subscriber Board Designees is subject to compliance with applicable rules and regulations of Nasdaq and the Commission and is subject to the Subscriber providing such information as (i) would customarily be provided to the Nominating and Corporate Governance Committee of the Board to determine whether such Subscriber Board Designees are independent, are qualified to serve on any committees of the Board and are not otherwise disqualified by applicable Nasdaq or Commission rules or regulations from service on the Board and (ii) as specified in Annex B, which information is required to be provided pursuant to Cayman Islands law; provided that the final determination of the qualifications of such designees shall be at the sole, reasonable discretion of the Subscriber and the Other Subscribers. Apollomics agrees to take all necessary corporate and other actions to permit the Subscriber Board Designees to be appointed or elected by the members of the Board, pursuant to the Apollomics’ sixth amended and restated memorandum and articles of association.

(c) In connection with the appointment of the Subscriber Board Designees, Kenneth Carter, Wendy Hayes, Sanjeev Redkar and Glenn Vraniak shall submit letters of resignation to create vacancies for the Subscriber Board Designees. The total number of directors constituting the entire Board immediately following such resignations and appointments shall be seven (7). For the duration of this Agreement, Apollomics explicitly covenants not to increase or decrease the size of its Board of Directors from seven (7) without the prior written consent of the Subscriber.

(d) For the duration of this Agreement, Apollomics and its shareholders shall not take any action to remove a Subscriber Designee from the Board of Directors without “Cause”. “Cause” is defined as (i) the conviction of a felony, (ii) the perpetration of a fraud against Apollomics, or (iii) a final, non-appealable judicial determination of gross negligence or willful misconduct in the performance of such director’s duties.

(e) The Subscriber, together with the Other Subscribers, shall have the sole and exclusive right to remove any Subscriber Designee, with or without Cause, at any time by providing written notice to Apollomics. In the event of the death, disability, resignation, or removal of any Subscriber Designee, the Subscriber, together with the Other Subscribers, shall have the exclusive right to designate a replacement to fill the vacancy created thereby, and Apollomics shall take all necessary corporate actions to appoint such replacement promptly.

(f) To the maximum extent permitted by applicable law and the rules of Nasdaq, at least one Subscriber Designee shall be entitled to serve as a member on each and every committee of the Board of Directors; provided, however, that no such committee assignments shall be made, and no related qualification or independence determinations are required to be made, prior to Closing.

(g) Apollomics shall maintain comprehensive directors’ and officers’ liability insurance coverage in an amount and on terms that are reasonably acceptable to the Subscriber, and such policy shall cover the Subscriber Designees to the same extent as it covers all other directors.

(h) For the avoidance of doubt, nothing in this Agreement shall prevent the Board of Directors, following the Closing and its reconstitution, from retaining Matthew Plunkett as a consultant to the Company. Any such consulting agreement shall be:

(i)	entered into at the sole discretion of the newly constituted Board of Directors based on a determination that such services are in the best interests of the Company;

(ii)	for bona fide services to be rendered to the Company after the Subscription Closing Date; and

(iii)	based on a reasonable hourly rate reflecting fair market value for the services to be provided.

The potential for such a future engagement does not constitute a right or entitlement of Matthew Plunkett at the time of their resignation and shall not be deemed a Prohibited Termination Payment.

Section 7. Limitation on Transfers.

(a) Except as otherwise permitted by this Subscription Agreement, including (b) below, the Subscriber shall not, from and after the date hereof until the date that is three (3) months following the date hereof (such period, the “Restricted Period”), directly or indirectly, sell, transfer, assign, pledge, contract to sell, engage in hedging activities or execute any “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act, lend, or otherwise dispose of (each, a “Transfer”) any portion of or interest in any Ordinary Shares beneficially owned by Subscriber (including, for the avoidance of doubt, the Subscribed Shares any Ordinary Shares held by the Subscriber immediately prior to the date hereof) without the prior written consent of Apollomics (which consent may be given or withheld or made subject to such conditions as are determined by Apollomics in its sole discretion). Notwithstanding the foregoing, the Subscriber shall provide notice to Apollomics of any Transfer of any Subscribed Shares substantially concurrent with such Transfer.

(b) Notwithstanding anything to the contrary in (a) above, the Subscriber may Transfer all or any portion of or any interest in any Ordinary Shares, with Apollomics’ written consent, as follows: (i) to Apollomics or its Subsidiaries (ii) to one or more affiliate(s) of the Subscriber, provided that such Ordinary Shares shall continue to be subject to restrictions on Transfers during the Restricted Period, and/or (iii) pursuant to a merger, other business combination, acquisition of assets or similar transaction or any change of control transaction involving Apollomics or any of its Subsidiaries, or tender offer or exchange offer made to all holders of Ordinary Shares (for the avoidance of doubt, if such transaction does not close for any reason, the restrictions on Transfers under this clause (iii) shall resume and continue to apply to any Ordinary Shares beneficially owned by the Subscriber).

(c) Any purported Transfer that is not in accordance with the terms and conditions of this Section 7 shall be, to the fullest extent permitted by Law, null and void ab initio, and, in addition to other rights and remedies at law and in equity, the Company shall be entitled to injunctive relief enjoining the prohibited action.

Section 8. Registration Rights.

(a) Apollomics shall, within thirty (30) calendar days following the Closing, file with the SEC (at Apollomics’ sole cost and expense) a registration statement on Form F-3 or such other form of registration statement as is then available (the “Registration Statement”) registering the resale of Subscribed Shares, and Apollomics shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the sixtieth (60th) calendar day (if the SEC notifies Apollomics that it will “review” such Registration Statement) following the day in which Apollomics initially filed the Registration Statement and (ii) the tenth (10th) Business Day after the date Apollomics is notified (orally or in writing, whichever is earlier) by the SEC that such Registration Statement will not be “reviewed” or will not be subject to further review (such date, the “Effectiveness Deadline”); provided, however, that Apollomics’ obligations to include

Subscriber’s Subscribed Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to Apollomics such information regarding Subscriber, the securities of Apollomics held by Subscriber and the intended method of distribution of the Subscribed Shares as shall be reasonably requested by Apollomics to effect the registration of the Subscribed Shares, and shall execute such documents in connection with such registration as Apollomics may reasonably request that are customary of a selling shareholder in similar situations. Apollomics agrees that, except for such times as Apollomics is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, Apollomics will use its reasonable best efforts to, at its expense, cause such Registration Statement or another registration statement (which may be a “shelf registration statement”) to remain effective with respect to Subscriber, keep any qualification, exemption or compliance under state securities laws which Apollomics determines to obtain continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earliest of (i) the date on which all of the Subscribed Shares shall have been sold, (ii) the first date on which the undersigned can sell all of its Subscribed Shares under Rule 144 of the Securities Act without limitation as to the manner of sale, the amount of such securities that may be sold and without the requirement for Apollomics to be in compliance with the current public information required under Rule 144, and (iii) three years after the initial Registration Statement filed hereunder is declared effective; provided that, Apollomics shall be entitled to delay the filing or postpone the effectiveness of the Registration Statement, and from time to time to require Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, if (A) Apollomics’ board of directors (the “Apollomics Board”) reasonably determines that in order for the Registration Statement not to contain a material misstatement or omission, an amendment thereto would be needed or (B) the negotiation or consummation of a transaction by Apollomics or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Apollomics Board reasonably believes would require additional disclosure by Apollomics in the Registration Statement of material information that Apollomics has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Apollomics Board to cause the Registration Statement to fail to comply with applicable disclosure requirements (such circumstance, a “Suspension Event”); provided, however, that Apollomics may not delay or suspend the Registration Statement for more than 60 consecutive calendar days or for more than 120 calendar days in any 360 day period. Upon receipt of any written notice from Apollomics (which notice shall not contain any material non-public information regarding Apollomics) of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that (1) it will immediately discontinue offers and sales of the Subscribed Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Subscriber receives copies of a supplemental or amended prospectus (which Apollomics agrees to promptly prepare) that corrects the misstatements or omissions referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by Apollomics that it may resume such offers and sales, and (2) it will maintain the confidentiality of any information included in such written notice delivered by Apollomics unless otherwise required by law or subpoena. If so directed by Apollomics, Subscriber will deliver to Apollomics or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Subscribed Shares in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Subscribed Shares shall not apply (I) to the extent Subscriber is required to retain a copy of such prospectus (x) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (y) in accordance with a bona fide pre-existing document retention policy or (II) to copies stored electronically on archival servers as a result of automatic data back-up. Notwithstanding the foregoing, if the SEC prevents Apollomics from including any or all of the Ordinary Shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Ordinary Shares by the applicable shareholders or otherwise, such Registration Statement shall register for resale such number of Subscribed Shares which is equal to the maximum number of Subscribed Shares as is permitted by the Commission. In such event, the number of Subscribed Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders, and as promptly as practicable after being permitted to register additional Subscribed Shares under Rule 415 under the Securities Act, Apollomics shall file a new Registration Statement to register such Subscribed Shares not included in the initial Registration Statement and cause such Registration Statement to become effective as promptly as practicable consistent with the terms of this Section 8. In no event shall Subscriber be identified as a statutory underwriter in the Registration Statement unless in response to a comment or request from the staff of the SEC or another regulatory agency; provided, however, that if the SEC requests that Subscriber be identified as a statutory underwriter in the Registration Statement, Subscriber will have an opportunity to withdraw from the Registration Statement.

(b) Apollomics shall promptly advise Subscriber within two (2) Business Days:

(i)	when a Registration Statement or any amendment thereto has been filed with the SEC and when such Registration Statement or any post-effective amendment thereto has become effective;

(ii)	of any request by the SEC for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information;

(iii)	of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(iv)

of the receipt by Apollomics of any notification with respect to the suspension of the qualification of the Subscribed Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(v)

subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, Apollomics shall not, when so advising Subscriber of such events, provide Subscriber with any material, non-public information regarding Apollomics other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (i) through (v) above constitutes material, non-public information regarding Apollomics or subjects the Subscriber to any duty of confidentiality.

(c) Apollomics shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement if such order should be issued.

(d) Except for such times as Apollomics is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement as contemplated by this Subscription Agreement, Apollomics shall use its reasonable best efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Subscribed Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(e) Apollomics shall use its reasonable best efforts to cause all Subscribed Shares to be listed on each securities exchange or automated quotation system, if any, on which the Ordinary Shares have been listed.

(f) Apollomics will use its commercially reasonable efforts to (A) at the reasonable request of Subscriber, deliver all the necessary documentation to cause the transfer agent to Apollomics to remove all restrictive legends from any of the Subscribed Shares being sold under the Registration Statement or pursuant to Rule 144 at the time of sale of such Subscribed Shares, or that may be sold by Subscriber without restriction under Rule 144, including without limitation, any volume, information and manner of sale restrictions, and (B) deliver or cause its legal counsel to deliver to the transfer agent to Apollomics the necessary legal opinions or instruction letters required by the transfer agent to Apollomics, if any, in connection with the instruction under clause (A), in each case in the case of clauses (A) and (B), upon the receipt of Subscriber’s representation letters and such other customary supporting documentation as requested by (and in a form reasonably acceptable to) Apollomics and its counsel. Subscriber agrees to disclose their respective beneficial ownership, as determined in accordance with Rule 13d-3 of the Exchange Act, of Subscribed Shares to Apollomics (or its successor) upon reasonable request to assist Apollomics in making the determination described above.

(i) Subscriber may deliver written notice (an “Opt-Out Notice”) to Apollomics requesting that Subscriber not receive notices from Apollomics otherwise required by this Section 8; provided, however, that Subscriber may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from Subscriber (unless subsequently revoked), (i) Apollomics shall not deliver any such notices to Subscriber and Subscriber shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to Subscriber’s intended use of an effective Registration Statement, Subscriber will notify Apollomics in writing at least two (2) Business Days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 8(i)) and the related suspension period remains in effect, Apollomics will so notify Subscriber, within one (1) Business Day of Subscriber’s notification to Apollomics, by delivering to Subscriber a copy of such previous notice of Suspension Event, and thereafter will provide Subscriber with the related notice of the conclusion of such Suspension Event promptly following its availability.

(g) Subject to the conditions of this Section 8(g), the Subscriber shall have the right to require Apollomics to facilitate a sale of Subscribed Shares in an underwritten offering (including a block trade). The Subscriber may exercise such right on no more than two (2) occasions in any twelve-month period, provided that the anticipated gross proceeds from such offering are reasonably expected to be at least US$2,000,000. Upon such a demand, Apollomics shall, at its expense, use its reasonable best efforts to effect such offering and shall, in connection therewith, among other things: (i) amend or supplement the Registration Statement as may be necessary; (ii) furnish to the Subscriber such quantities of the prospectus, including any preliminary prospectus, as the Subscriber may reasonably request; (iii) enter into a customary underwriting agreement in form and substance reasonably satisfactory to the Subscriber and the managing underwriter(s); (iv) use its reasonable best efforts to cause its executive officers to be available for and to participate in a reasonable number of meetings, presentations, and due diligence sessions with proposed investors and underwriters; (v) use its reasonable best efforts to obtain a “comfort letter” from Apollomics’ independent accountants in customary form; and (vi) use its reasonable best efforts to deliver such legal opinions, certificates, and other documents as are reasonably and customarily required in such offerings.

Section 9. Termination. Except for Section 5, Section 8, Section 10, Section 11, and Section 12 which shall survive any termination of this Subscription Agreement, unless otherwise stipulated hereunder, this Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier of (a) mutual written agreement of the parties hereto to terminate this Subscription Agreement, (b) to the extent that the Subscriber, together with its affiliate(s) own more than 10% of the total outstanding Ordinary Shares of the Company calculated immediately after giving effect to the Closing of the Subscription contemplated by this Agreement, the number of Ordinary Shares beneficially owned by such Subscriber falling below a number of shares equal to 10% of the total outstanding Ordinary Shares of the Company calculated immediately after giving effect to the Closing of the Subscription contemplated by this Agreement; provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at Law or in equity to recover losses, liabilities or damages arising from such breach, and (c) by either Apollomics or the Subscriber, by providing written notice to the other party, if the Closing has not occurred on or before September 10, 2025(the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9(c) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the primary cause of the failure of the Closing to occur on or before such date.

Section 10. Indemnity.

(a) Each party (an “Indemnifying Party”) agrees to indemnify and hold harmless the other party and its officers, directors, employees, and agents (an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities, and expenses (including reasonable attorneys’ fees) incurred by the Indemnified Party arising from or based upon any breach of any representation, warranty, or covenant made by the Indemnifying Party in this Subscription Agreement.

(b) In addition to the indemnity provided in Section 10(a), Apollomics agrees to indemnify and hold harmless, to the extent permitted by Law, the Subscriber and its affiliates from and against any and all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) caused by any untrue statement of a material fact contained in the Registration Statement, or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to Apollomics by or on behalf of the Subscriber expressly for use therein.

(c) In addition to the indemnity provided in Section 10(a), the Subscriber agrees to indemnify and hold harmless Apollomics, its affiliates, and its and its affiliates’ directors, and officers against any losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) resulting from any untrue statement of a material fact contained in the Registration Statement or any omission of a material fact, but only to the extent that such untrue statement or omission is caused by or contained in information furnished in writing by the Subscriber to Apollomics expressly for use therein. In no event shall the liability of the Subscriber under this Section 10(c) be greater in amount than the net proceeds received by the Subscriber from the sale of the Subscribed Shares giving rise to such indemnification obligation.

(d) The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Subscribed Shares.

(e) Any person entitled to indemnification herein shall (i) give prompt written notice to the Indemnifying Party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the Indemnifying Party); and (ii) permit such Indemnifying Party to assume the defense of such claim with counsel reasonably satisfactory to the Indemnified Party. If such defense is assumed, the Indemnifying Party shall not be subject to any liability for any settlement made by the Indemnified Party without its consent. An Indemnifying Party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such Indemnifying Party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such Indemnified Party and any other of such Indemnified Parties with respect to such claim. No Indemnifying Party shall, without the consent of the Indemnified Party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the Indemnifying Party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

(f) If the indemnification provided under this Section 10 from the Indemnifying Party is unavailable or insufficient to hold harmless an Indemnified Party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the Indemnifying Party, in lieu of indemnifying the Indemnified Party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made (or not made, in the case of an omission) by, or relates to information supplied (or not supplied, in the case of an omission) by or on behalf of, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the other limitations set forth in this Section 10, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 10 from any person who was not guilty of such fraudulent misrepresentation. Any contribution pursuant to this Section 10(f) by any seller of Subscribed Shares shall be limited in amount to the amount of net proceeds received by such seller from the sale of such Subscribed Shares pursuant to the Registration Statement. Notwithstanding anything to the contrary herein, in no event will any party be liable for consequential, special, exemplary or punitive damages in connection with this Subscription Agreement.

Section 11. Right of Redemption.

(a) The Subscriber, together with the Other Subscribers, shall have the right (the “Redemption Right”) to require Apollomics to redeem all, but not less than all, of the Ordinary Shares held by the Subscriber and the Other Subscribers, at a price per share equal to the Per Share Price defined in this Agreement (the “Redemption Price”), upon the occurrence of any of the following events (each, a “Redemption Event”):

(i)	An Adverse Litigation Outcome (as defined in Section 11(b) below) occurs;

(ii)

The Ordinary Shares cease to be listed on the Stock Exchange (other than due to a merger, acquisition, or similar transaction approved by the Board of Directors or as a result of the entry into the Subscription Agreements or the consummation of the transactions contemplated by the Subscription Agreements);

(iii)

Apollomics commits a material breach of its covenants under Section 6 or Section 8 of this Agreement, and such breach is not cured within ten (10) days after receiving written notice from the Subscriber;

(iv)	Apollomics commits a material breach of any of its covenants or obligations under Section 5 of this Agreement;

(v)

The invalidation, revocation, or material loss of use and exploitation, encumbrance or restriction of any of the APL-101 Patents (as defined in Section 11(c)), or any other intellectual property right that is material to the business of the Company, which is not reinstated or replaced within sixty (60) days; or

(vi)

A third party (who is not the Subscriber or an Other Subscriber or an affiliate or assignee of the Subscriber or an Other Subscriber) institutes a proceeding against Apollomics under any bankruptcy, insolvency, or similar law, which is not dismissed within thirty (30) days, or a receiver, appointed by a third party, for a substantial part of its assets is not discharged within thirty (30) days.

(b) For the purposes of this Section, an “Adverse Litigation Outcome” shall be deemed to have occurred if, in the matter of the legal proceedings currently pending in the Grand Court of the Cayman Islands related to Cause No: FSD 2024-0266 (JAJ) (the “Specified Litigation”), a judgment, order, or ruling is entered in favour of the Plaintiffs by the Grand Court of the Cayman Islands (regardless of whether such judgment, order, or ruling is subject to appeal) to the effect that the Plaintiffs are entitled to damages in excess of $5,000,000 from Apollomics, or (ii) Apollomics enters into any settlement agreement, that, in either case, requires a payment, transfer of assets, issuance or delivery of equity securities (including Ordinary Shares), or the incurrence of any other economic obligation by Apollomics, which in the aggregate have a fair value in excess of $5,000,000. For the purposes of calculating such value, any equity securities shall be valued based on the volume-weighted average trading price of the Ordinary Shares on the Stock Exchange for the five (5) consecutive trading days ending on the trading day immediately preceding the date of such judgment, order, ruling, or settlement agreement, as applicable.

(c) The obligation of Apollomics to pay the aggregate Redemption Price (the “Redemption Obligation”) shall be a senior secured obligation of Apollomics, secured by a first-priority security interest in the “APL-101 Assets”. The “APL-101 Assets” are defined as, collectively, all of the Company’s right, title, and interest, now owned or hereafter acquired, in and to the following:

(i)

The patent families related to the compound known as Vebreltinib (APL-101), which include, without limitation, the following (collectively, the “APL-101 Patents”): (A) The compound patent family, originating from the Patent Cooperation Treaty International Application No. PCT/CN2013/080598, and all national and regional phase applications derived therefrom (including, but not limited to, U.S. Patent Application No. US14/424,395, European Patent Application No. EP13832587.3A, and Japanese Patent Application No. JP2015528851A); (B) The crystal form patent family, originating from the Patent Cooperation Treaty International Application No. PCT/US2021/029022, and all national and regional phase applications derived therefrom (including, but not limited to, U.S. Patent Application No. US17/997,126, Japanese Patent Application No.

JP2022564734A, and Canadian Patent Application No. CA3181336A); and (C) The method of use Patent Family, originating from Patent Cooperation Treaty International Application No. PCT/CN2020/094824, and all national and regional phase applications derived therefrom (including, but not limited to, U.S. Patent Application No. US17/616,203, European Patent Application No. EP20818373.1A, Japanese Application No. JP2021572340A, Canadian Patent Application No. CA3142642A, and China Patent Application No. CN202080055590.1A). This definition includes all patents that may issue on the foregoing applications, and all reissues, divisions, continuations-in-part, and reexaminations of any of the foregoing.

(ii)	All inventions, discoveries, and claims disclosed or claimed in the APL-101 Patents.

(iii)

All clinical trial data, regulatory filings (including, without limitation, investigational new drug applications and new drug applications), know-how, trade secrets, and other proprietary information exclusively related to the development, manufacturing, or commercialization of the compound known as Vebreltinib (APL-101).

(iv)	All proceeds, royalties, license fees, and other income arising from or related to any of the foregoing.

Notwithstanding the foregoing or anything herein to the contrary, in no event shall the APL-101 Assets include (a) any leases, licenses, permits, or other agreements to the extent that the grant of a security interest therein shall (i) constitute or result in an abandonment, invalidation, unenforceability, termination, or default thereunder unless such abandonment, invalidation, unenforceability, breach, termination or default would not be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) or any relevant jurisdiction or any applicable Law or principles or equity or (ii) violate any material provisions of Law; or (b) any United States “intent-to-use” trademark or service mark application filed pursuant to Section 1(b) of the Lanham Act prior to the filing of an “Amendment to Allege Use” or a “Statement of Use” pursuant to Sections 1(c) or 1(d) of the Lanham Act.

Apollomics agrees to execute all necessary security agreements and financing statements to perfect this security interest at or prior to the Advance Funding or Closing.

(d) If Apollomics fails to pay the Redemption Price in full within five (5) Business Days following exercise of the Redemption Right, then, in addition to any other remedies available, the Subscriber, together with the Other Subscribers, shall have the right, at their sole and absolute discretion, to elect to accept the APL-101 Assets in full and final satisfaction of the Redemption Obligation by delivering a written notice to Apollomics (the “Acceptance Notice”).

(e) Upon receipt of an Acceptance Notice from the Subscriber or an Other Subscriber, Apollomics shall, at its own expense, take all necessary actions to transfer and convey to the Subscribers (or their designee) full, clean, and unencumbered title to the APL-101 Assets, including executing all necessary patent assignment documents for filing with any applicable domestic or foreign registries. If Apollomics fails to cooperate, the Subscriber, together with the Other Subscribers, is hereby irrevocably authorized to use a Power of Attorney, to be executed by Apollomics at Closing, to effectuate the transfer of the APL-101 Assets on behalf of Apollomics. The terms of any such transfer and conveyance, as among the Subscribers, shall be as agreed upon by the Subscribers.

(f) Apollomics shall be obligated to provide prompt written notice to the Subscriber upon becoming aware of the occurrence of any Redemption Event. The Redemption Right may be exercised by the Subscriber, together with the Other Subscribers, by delivering written notice to Apollomics at any time following the occurrence of a Redemption Event; provided, however, that in no event may the Redemption Right be exercised on or after the second anniversary of the Subscription Closing Date, at which time such right shall terminate and be of no further force or effect.

Section 12. Miscellaneous.

(a) All notices, requests, demands, claims, and other communications hereunder shall be in writing and be deemed to have been duly given (i) when delivered in person, (ii) three Business Days after being sent, if sent by registered or certified mail return receipt requested, postage prepaid, (iii) one Business Day after being sent, if sent by FedEx or other nationally recognized overnight delivery service, or (iv) when sent by email , upon the earlier of (A) the date on which the recipient provides a written or electronic acknowledgment of receipt (including by a reply email to the sender), or (B) the third Business Day following the day on which such email was sent, provided that the sender has not received a delivery failure notification, in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 12(a).

(b) Subscriber acknowledges that Apollomics and others have relied and will rely on the acknowledgments, understandings, agreements, representations and warranties of Subscriber contained in this Subscription Agreement; provided, however, that the foregoing clause of this Section 12(b) shall not give Apollomics or any third party any rights other than as expressly set forth herein. Prior to the Closing, Subscriber agrees to promptly notify Apollomics if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in all material respects. Subscriber acknowledges and agrees that the purchase by Subscriber of Subscribed Shares from Apollomics will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein by Subscriber as of the Closing. Apollomics acknowledges that Subscriber will rely on the acknowledgments, understandings, agreements, representations and warranties of Apollomics contained in this Subscription Agreement. Prior to the Closing, Apollomics agrees to promptly notify Subscriber if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Apollomics set forth herein are no longer accurate in all material respects.

(c) Each of Apollomics and Subscriber is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(d) Subscriber shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

(e) Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder may be transferred or assigned. Neither this Subscription Agreement nor any rights that may accrue to Apollomics hereunder may be transferred or assigned. Notwithstanding the foregoing, Subscriber may assign its rights and obligations under this Subscription Agreement with Apollomics’ prior written consent, to another person, provided that no such assignment shall relieve Subscriber of its obligations hereunder if any such assignee fails to perform such obligations.

(f) All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

(g) Apollomics may request from Subscriber such additional information as Apollomics may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Shares, and Subscriber shall provide such information as may be reasonably requested. Subscriber acknowledges that Apollomics may file a copy of the form of this Subscription Agreement with the SEC as an exhibit to a report of Apollomics or a registration statement of Apollomics.

(h) This Subscription Agreement may not be amended, modified or waived except by an instrument in writing, signed by each of the parties hereto.

(i) This Subscription Agreement constitutes the entire agreement between the parties hereto, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties hereto with respect to the subject matter hereof.

(j) Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person. Each of the parties hereto acknowledge and agree that each of the parties hereto shall be entitled to seek and obtain equitable relief, without proof of actual damages, including an injunction or injunctions or order for specific performance to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement to cause Apollomics to cause, or directly cause, Subscriber to fund the Purchase Price and cause the Closing to occur on the Subscription Closing Date. Each party hereto further agrees that none of the parties hereto shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 12(j), and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond of similar instrument.

(k) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached and that money or other legal remedies would not be an adequate remedy for such damage. It is accordingly agreed that the parties hereto shall be entitled to equitable relief, including in the form of an injunction or injunctions to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that Apollomics shall be entitled to specifically enforce Subscriber’s obligations to fund the Purchase Price set forth on the signature page hereto and the provisions of the Subscription Agreement, in each case, on the terms and subject to the conditions set forth herein. The parties hereto further acknowledge and agree: (i) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy; (ii) not to assert that a remedy of specific enforcement pursuant to this Section 12(k) is unenforceable, invalid, contrary to applicable Law or inequitable for any reason; and (iii) to waive any defenses in any action for specific performance, including the defense that a remedy at Law would be adequate.

(l) In any dispute arising out of or related to this Subscription Agreement, or any other agreement, document, instrument or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the dispute and the enforcement of its rights under this Subscription Agreement or any other agreement, document, instrument or certificate contemplated hereby and, if the adjudicating body determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the adjudication and the enforcement of its rights under this Subscription Agreement or any other agreement, document, instrument or certificate contemplated hereby or thereby.

(m) If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(n) No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(o) This Subscription Agreement may be executed and delivered in counterparts (including by electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(p) This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other jurisdiction.

(q) EACH PARTY AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS Section 12(q) AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT.

(r) The parties hereto agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Subscription Agreement must be brought exclusively in the courts of the State of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York (collectively the “Designated Courts”). Each party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this Subscription Agreement may be brought in any other forum. Each party hereby irrevocably waives all claims of immunity from jurisdiction, and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties hereto also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with Section 12(a) of this Subscription Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties have submitted to jurisdiction as set forth above.

(s) This Subscription Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Subscription Agreement, or the negotiation, execution or performance of this Subscription Agreement, may only be brought against the entities that are expressly named as parties or third party beneficiaries hereto and then only with respect to the specific obligations set forth herein with respect to such party or third party beneficiary. No past, present or future director, officer, employee, incorporator, manager, member, partner, shareholder, affiliate, agent, attorney or other representative of any party hereto or of any affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Subscription Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

(t) If, any change in the Ordinary Shares shall occur between the date hereof and immediately prior to the Closing by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number of Subscribed Shares issued to Subscriber shall be appropriately adjusted to reflect such change.

(u) Subscriber hereby consents to the publication and disclosure in any press release issued by Apollomics, any Form 6-K filed by Apollomics with the SEC in connection with the transactions contemplated hereby and the Registration Statement (and, as and to the extent otherwise required by the federal securities laws, exchange rules, the SEC or any other securities authorities or any rules and regulations promulgated thereby, any other documents or communications provided by Apollomics to any Governmental Authority or to any securityholders of Apollomics) of Subscriber’s identity and beneficial ownership of the Subscribed Shares and the nature of Subscriber’s commitments, arrangements and understandings under and relating to this Subscription Agreement and, if deemed appropriate by Apollomics, a copy of this Subscription Agreement, all solely to the extent required by applicable law or any regulation or stock exchange listing requirement. Subscriber will promptly provide any information reasonably requested by Apollomics for any regulatory application or filing made or approval sought (including filings with the SEC). Notwithstanding the foregoing, Apollomics shall provide to Subscriber a copy of any proposed disclosure relating to Subscriber in accordance with the provisions of this Section 12(u) in advance of any publication thereof and shall consider in good faith such revisions to such proposed disclosure as Subscriber shall reasonably request.

(v) The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under this Subscription Agreement or any Other Subscriber or other investor under the Other Subscription Agreements. The decision of Subscriber to purchase Subscribed Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of Apollomics, or any of its subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or any other investor pursuant hereto or thereto, shall be deemed to constitute Subscriber and Other Subscribers or any other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and Other Subscribers or other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of Subscriber in connection with monitoring its investment in the Subscribed Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.

[Signature pages follow]

IN WITNESS WHEREOF, each the parties hereto have executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.

APOLLOMICS INC.

By:
Name:
Title:

Address for Notices:

Apollomics, Inc. 989 E. Hillsdale Blvd., Suite 220 Foster City, CA 94404 Attn: Email:

[Signature Page to Subscription Agreement]

[•] As Subscriber

By:
Name: [•]
Title: [•]

Address for Notices: [•]

Email for Notices: [•]

Name in which shares are to be registered:

[•]

Number of Subscribed Shares subscribed for:		[	•]
Price Per Subscribed Share:	$	[	•]
Purchase Price:	$	[	•]

You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account of Apollomics specified by Apollomics.

[Signature Page to Subscription Agreement]

ANNEX A

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

Annex A - 1

ANNEX B

REQUIRED KNOW YOUR CLIENT INFORMATION

Annex B - 1

ANNEX C

FORM OF WAIVER

Annex C - 1